Exhibit 5.1

[Letterhead of Burns & Levinson LLP]

June 7, 2019

Zoom Telephonics, Inc.
99 High Street
Boston, Massachusetts 02110

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel for Zoom Telephonics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on June 7, 2019 under the Securities Act of 1933, as amended (the “Securities Act”), covering the offering for resale of 10,856,325 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) by the selling stockholders named therein (the “Selling Stockholders”). Certain of the Shares were issued pursuant to a Stock Purchase Agreement, dated as of May 3, 2019, by and between the Company and certain Selling Stockholders (the “Purchase Agreement”), a form of which has been filed as an exhibit to the Company's Current Report on Form 8-K filed on May 6, 2019.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s By-Laws, the Purchase Agreement and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We express no opinion herein as to the effect or applicability of the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware or the Delaware constitution). This opinion is limited to the laws referred to above as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Burns & Levinson LLP

Burns & Levinson LLP